As filed with the Securities and Exchange Commission on January 16, 2006
Registration No. 333-139542

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________

DYADIC INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	45-0486747
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)
Mark A. Emalfarb
Chief Executive Officer and President
140 Intracoastal Pointe Drive, Suite 404	Dyadic International, Inc.
Jupiter, Florida 33477	140 Intracoastal Pointe Drive, Suite 404
(561) 743-8333	Jupiter, Florida 33477
(561) 743-8333
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
_________________

Andrew E. Balog, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Telephone No.: (305) 579-0500
Facsimile No.: (305) 579-0717
__________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐
___________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the offering of the common stock. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$4,056
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	30,000
Printing and Engraving Expenses	2,500
Miscellaneous	7,500
Total	$69,056

Item 15. Indemnification of Directors and Officers.

The registrant's amended and restated certificate of incorporation provides that the Registrant shall indemnify its officers and directors in each and every situation where, under Section 145 of the Delaware General Corporate Law, as amended from time to time, or the DGCL, the registrant is permitted or empowered to make such indemnification. The registrant may, in the sole discretion of its board of directors, also indemnify any other person who may be indemnified pursuant to Section 145 to the extent the board of directors deems advisable, as permitted by Section 145.

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In an action by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The registrant's amended and restated bylaws also contain provisions requiring the registrant to indemnify its directors and officers to the fullest extent not prohibited by the DGCL or other applicable law. These bylaw provisions permit the registrant to modify the extent of such indemnification by individual contracts with its directors and officers. However, the registrant is not required to indemnify any director or officer in connection with any proceeding initiated by the person unless the indemnification is expressly required to be made by law, the proceeding was authorized by the board of directors of the registrant, the indemnification is provided by the registrant, in its sole discretion, pursuant to the powers vested in the registrant under the DGCL or any other applicable law, or the indemnification is required to be made under other provisions in the bylaws. The bylaw provisions also empower the registrant to indemnify its employees and other agents as set forth in the DGCL or other applicable law and to advance expenses to a director or officer in connection with proceedings upon receipt of an undertaking by or on behalf of the person to repay such amount if it is determined ultimately that the person is not entitled to be indemnified. The bylaw provisions generally follow the existing provisions of Section 145 of the DGCL.

The registrant maintains directors’ and officers’ liability insurance covering its directors and officers in amounts customary for similarly situated companies.

Item 16. Exhibits

Exhibit Number	Description
^ 4.1	Amended and Restated Certificate of Incorporation of Dyadic International, Inc. (3.1)
^ 4.2	Amended and Restated Bylaws of Dyadic International, Inc. (3.2)
* 4.3	Securities Purchase Agreement dated as of October 26, 2006 by and among Dyadic International, Inc. and Abengoa Bioenergy R&D, Inc.
^^4.4	Securities Purchase Agreement dated as of November 17, 2006 by and among Dyadic International, Inc. and the Investors signatories thereto. (10.1)
^^4.5	Form of Warrant issued to the Investors. (10.1)
* 4.6	Form of Warrant issued to Cowen and Company, LLC
**5.1	Opinion of Greenberg Traurig, P.A.
**23.1	Consent of Ernst & Young LLP.
**23.2	Consent of Greenberg Traurig, P.A. (contained in legal opinion filed as Exhibit 5.1).
**24.1	Powers of Attorney (included on signature pages to this registration statement).
—————————————

^ Incorporated by reference to the exhibit shown in parentheses and filed with the Current Report on Form 8-K of Dyadic International, Inc. dated October 29, 2004 and filed with the Commission on November 4, 2004.
^^ Incorporated by reference to the exhibit shown in parentheses and filed with the Current Report on Form 8-K of Dyadic International, Inc. dated November 17, 2006 and filed with the Commission on November 21, 2006.
* Filed with this Registration Statement.
** Previously filed.

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof, and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Dyadic International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Jupiter, State of Florida on this 16th day of January, 2007.

Dyadic International, Inc. (Registrant)

By:  /s/ Mark A. Emalfarb
Mark A. Emalfarb
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark A. Emalfarb Mark A. Emalfarb	President and Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	January 16, 2007
/s/ Wayne Moor Wayne Moor	Chief Financial Officer (Principal Financial and Accounting Officer)	January 16, 2007
/s/ Glenn E. Nedwin* Glenn E. Nedwin	Director	January 16, 2007
/s/ Richard J. Berman* Richard J. Berman	Director	January 16, 2007
/s/ Harry Z. Rosengart* Harry Z. Rosengart	Director	January 16, 2007
/s/ Robert B. Shapiro* Robert B. Shapiro	Director	January 16, 2007
/s/ Stephen J. Warner* Stephen J. Warner	Director	January 16, 2007

*By: /s/ Mark A. Emalfarb
Mark A. Emalfarb
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit	Description
4.3	Securities Purchase Agreement dated as of October 26, 2006 by and among Dyadic International, Inc. and Abengoa Bioenergy R&D, Inc.
4.6	Form of Warrant issued to Cowen and Company, LLC